EXHIBIT 10.3

KESTRA MEDICAL TECHNOLOGIES, LTD.

2025 OMNIBUS INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Pursuant to the terms and conditions of the Kestra Medical Technologies, Ltd. 2025 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Kestra Medical Technologies, Ltd., a Bermuda corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the right and option to purchase all or any part of the number of Shares set forth below (the “Option”). This Option award (this “Award”) is subject to the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), the restrictive covenants attached hereto as Exhibit B (the “Restrictive Covenants”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	[Non-Qualified Stock Option] [Incentive Stock Option]

Participant:	[•]

Date of Grant:	[•]

Total Number of Shares Subject to this Option:	[•] Shares

Exercise Price:	$[•] per Share

Expiration Date:	[•][1]

Vesting Schedule:	[Subject to Sections 3 and 5 of the Agreement, the Plan and the other terms and conditions set forth herein, the Option shall vest and become exercisable on the following schedule provided you remain continuously employed by the Company or an Affiliate from the Date of Grant through such vesting date[s]: [•]]

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[1]	Note to Draft: Expiration date to be the 10-year anniversary of the Date of Grant.

Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed and delivered to the Company this Grant Notice within 90 days following the Date of Grant, then this Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

KESTRA MEDICAL TECHNOLOGIES, LTD.

By:
Name:
Title:

PARTICIPANT

Name: [•]

SIGNATURE PAGE TO

STOCK OPTION GRANT NOTICE

EXHIBIT A

STOCK OPTION AGREEMENT

This Stock Option Agreement (together with the Grant Notice to which this Agreement is attached and Exhibit B, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Kestra Medical Technologies, Ltd., a Bermuda corporation (the “Company”), and [•] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of the number of Shares set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2. Exercise Price. The exercise price of each Share subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a Share at the Date of Grant.

3. Vesting.

(a) Except as otherwise set forth in this Section, the Option shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon the Participant’s Termination of Service prior to the Option vesting in full (but after giving effect to any accelerated vesting pursuant to this Section 3), the unvested portion of the Option (and all rights arising from such portion and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10:

(i) upon the Participant’s Termination of Service due to the Participant’s death or Disability, any portion of this Option that remains unvested shall become vested with respect to 100% of the Shares subject to this Option as of the date of such Termination of Service; or

(ii) upon a Change in Control, any portion of this Option that remains unvested shall become vested with respect to 100% of the Shares subject to this Option as of the date of such Change in Control.

4. Exercise of Option.

(a) Subject to the earlier expiration of this Option as provided herein, this Option may be exercised by (i) providing written notice to the Company in the form prescribed by the Committee from time to time at any time and from time to time after the Date of Grant, which notice shall be delivered to the Company in the form, and in the manner, designated by the Committee from time to time, and (ii) paying the Exercise Price in full in a manner permitted by Section 4(a); provided, however, that this Option shall not be exercisable for more than the percentage of the aggregate number of Shares subject to this Option with respect to which this Option has become vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice or as provided in this Section 4.

(b) This Option may be exercised only while the Participant remains an employee or other service provider of the Company or an Affiliate and will terminate and cease to be exercisable upon the Participant’s Termination of Service, except as otherwise provided pursuant to Section 6.8 of the Plan.

(c) This Option shall not be exercisable in any event after the Expiration Date set forth in the Grant Notice.

(a) If this Option is exercisable but unexercised as of the day immediately before the Expiration Date (or any earlier expiration date provided in Section 4(b)), this Option will be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if (i) the Exercise Price is less than the Fair Market Value of a Share on such date and (ii) the automatic exercise will result in the issuance of at least one (1) Share to the Participant after payment of the Exercise Price and any applicable tax withholding requirements. Payment of the Exercise Price and any applicable tax withholding requirements with respect to the Option will be made by a “net issuance exercise” pursuant to which the Company reduces the number of Shares otherwise deliverable upon exercise of this Option by a number of Shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise and any applicable tax withholding.

(a) The Exercise Price for the Shares as to which this Option is exercised shall be paid in full at the time of exercise in cash (including check, bank draft or money order payable to the order of the Company or wire transfer of immediately available funds). If permitted by the Committee in its sole discretion, the Exercise Price for the Shares as to which this Option is exercised may be paid (i) by delivering or constructively tendering to the Company Shares having a Fair Market Value equal to the Exercise Price (provided such Shares used for this purpose must have been held by the Participant for such minimum period of time as may be established from time to time by the Committee to avoid adverse accounting consequences), (ii) through a broker-assisted “cashless exercise” in accordance with a Company-established policy or program for the same, (iii) by “net issuance exercise” pursuant to which the Company reduces the number of Shares otherwise deliverable upon exercise of this Option by a number of Shares with an aggregate Fair Market Value equal to the aggregate Exercise Price at the time of exercise or (iv) any combination of the foregoing. No fraction of a Share shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, the Participant shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole Shares.

(b) The holder of this Option shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of this Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3(b)(iii) of the Plan.

5. Restrictive Covenants.

(a) The Participant acknowledges and agrees that the grant of this Option further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms set forth in Exhibit B, which Exhibit B is deemed to be part of this Agreement as if fully set forth herein. The Participant acknowledges and agrees that the Restrictive Covenants are reasonable and enforceable in all respects. By accepting this Award, the Participant agrees to be bound, and promises to abide, by the terms set forth in Exhibit B and expressly acknowledges and affirms that this Award would not be granted to the Participant if the Participant had not agreed to be bound by such provisions.

(b) Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has failed to abide by any of the terms set forth in Exhibit B or the provisions of any other confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, property ownership, third-party information, or other restrictive covenant(s) in any other agreement by and between the Company or any Affiliate and the Participant, then, in addition to and without limiting the remedies set forth in Exhibit B:

(i) Any portion of this Option that remains unexercised as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company; and

(ii) The Participant shall, within 30 days following the Participant’s receipt of a written notice from the Company, pay to the Company a cash amount equal to the Fair Market Value of any Shares previously received by the Participant pursuant to this Option as of the date of receipt of such Shares.

(c) Permitted Disclosures.

(i) Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other agreement with or policy of the Company, its subsidiaries or Affiliates (including for the avoidance of doubt, any employment agreement the Participant may have with the Company, its subsidiaries or Affiliates) will be interpreted so as to impede the Participant (or any other individual) from (A) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (B) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, the Department of Justice, the Equal Employment Opportunity Commission, or the National Labor Relations Board, (C) accepting any Securities and Exchange Commission awards or similar recoveries for the provision of information to other governmental agencies, (D) making other disclosures under the whistleblower provisions of federal law or regulation, (E) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful, or (F) exercising any rights the Participant may have under Section 7 of the National Labor Relations Act. In addition, nothing in this Agreement or any other agreement or policy of the Company, its subsidiaries or Affiliates prohibits or restricts the Participant from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Participant does not need the prior authorization of the Company, its subsidiaries or Affiliates to make any such reports or disclosures to any administrative, governmental, legislative, regulatory or supervisory authority or self-regulatory organization, and the Participant will not be required to notify the Company, its subsidiaries or Affiliates that such reports or disclosures have been made.

(ii) Pursuant to 18 U.S.C. § 1833(b), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company, its subsidiaries or Affiliates that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Participant’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by the Company, its subsidiaries or Affiliates for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

6. Tax Withholding. To the extent that the receipt, vesting or exercise of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company regarding the payment of any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares (which are not subject to any pledge or other security interest), net exercise, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net exercise or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Non-Transferability. During the lifetime of the Participant, this Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed, and this Option shall be exercisable, during the Participant’s lifetime, only by the Participant. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9. Rights as a Stockholder. The Participant shall have no rights or privileges of a stockholder of the Company with respect to any Shares purchasable upon the exercise of any part of the Option unless and until the Participant has become the holder of record of such Shares and such Shares have been delivered to the Participant (including through electronic delivery to a brokerage account). No adjustments shall be made for dividends in cash or other property, distributions or other rights for which the record date is prior to the date of such issuance, recordation and delivery, except as otherwise specifically provided for in the Plan or this Agreement. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

10. Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the exercise period with respect to vested Option.

11. No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of this Option is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

12. Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 12 shall be cumulative and in addition to any other remedies to which such party may be entitled.

13. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Kestra Medical Technologies, Ltd.

Attn:	Vaseem Mahboob

Chief Financial Officer

3933 Lake Washington Blvd NE, Suite 200

Kirkland, Washington 98033

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

14. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

15. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided¸ however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement; and (b) the terms of Exhibit B are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and the Participant with respect to confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement and other restrictive covenants. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company. Notwithstanding the foregoing, prior to an initial public offering, the Company may take any of the following actions (including with respect to the Shares issued under this Agreement) without the consent or authorization of the Participant or any other Person: (a) subdivide (by any split, recapitalization or otherwise) its outstanding Shares into a greater number of Shares, (b) combine (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, (c) make adjustments as determined by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participant under the Plan or this Agreement, and (d) provide for separate classes or series of common stock such as Class A Common Stock and Class B Common Stock (including, without limitation, to provide for specific voting powers, full or limited, or no voting powers, and such designations, preferences and other applicable rights and qualifications, limitations or restrictions as provided therein).

17. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18. Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under the Kestra Medical Technologies, Ltd. Clawback Policy, as well as any other Company recoupment policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law.

19. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF NEW YORK LAW.

20. Conformity to Securities Laws. Participant acknowledges that this Agreement is intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, this Option shall be administered, granted and exercised only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law and the Plan, this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

21. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom this Option may be transferred by will or the laws of descent or distribution.

22. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including Exhibit B attached hereto, and not to any particular provision of this Agreement. All references herein to Sections and Exhibit B shall, unless the context requires a different construction, be deemed to be references to the Sections and Exhibit B of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

23. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

24. Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that this Option (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Option either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

25. Incentive Stock Options. The Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by the Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. The Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after the Participant’s Termination of Service, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Date of Grant or (b) within one (1) year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

EXHIBIT B

RESTRICTIVE COVENANTS

Exhibit B

RESTRICTIVE COVENANT AGREEMENT

Kestra Medical Technologies, Ltd. (the “Company”) and the undersigned participant (the “Participant”) recognize it is important that the Company protect its rights with respect to its confidential business and product information, inventions, and customer relationships without unduly impairing the Participant’s ability to pursue their profession. The Company and the Participant also recognize that the Company provides valuable training to the Participant, entrusts the Participant with confidential information, business and customer relationships and goodwill, and compensates the Participant to support, develop, administer, maintain, promote, market and sell Company products.

Accordingly, the Participant enters into this agreement (the “Agreement”) in consideration for the receipt of incentive equity in the Company (in the form of stock options), which the Participant acknowledges was received and was sufficient consideration for the promises in this Agreement.

1.	Definitions.. The terms defined in this Section 1 shall have the following meanings as set forth in this Agreement:

1.1

“Competitive Product” means goods, products, product lines or services, and each and every component thereof, developed, designed, produced, manufactured, marketed, promoted, sold, supported, serviced, or that are in development or the subject of research by anyone other than the Company that are the same or similar, perform any of the same or similar functions, may be substituted for, or are intended or used for any of the same purposes as a Kestra Medical Technologies, Ltd. Product.

1.2

“Competitive Research and Support” means any research, development, analysis, planning or support services of any kind or nature, including without limitation theoretical and applied research, or business, technical, regulatory or systems research, analysis, planning or support, for a Conflicting Organization that is intended for, or may be useful in, assisting, improving or enhancing any aspect of the development, design, production, manufacture, marketing, promotion, sale, support or service of a Competitive Product.

1.3

“Confidential Information” means any information relating to Kestra Medical Technologies, Ltd.’s or any affiliate’s business, including a formula, pattern, compilation, program, device, method, technique, system, plan, or process, that the Participant learns or develops during the course of the Participant’s employment by or provision of services to Kestra Medical Technologies, Ltd. that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. Confidential Information includes but is not limited to trade secrets and Inventions and, without limitation, may relate to research; development; experiments; clinical investigations; clinical trials; clinical and product development results and data; engineering; product specifications; computer programs; computer software; hardware configurations; manufacturing processes; compositions; algorithms; know-how; methods; machines; management systems and techniques; strategic plans; long-range plans; operating plans; organizational plans; financial plans; financial models; financial projections; nonpublic financial information; business, financial, planning, and strategic systems and methods; operating systems; information systems; acquisition and divestiture goals, plans, strategies or targets; regulatory strategies, plans and approaches; quality control systems and techniques; patent and intellectual property strategies, plans and approaches; vendor and customer data; sales volumes; pricing strategies; sales and marketing plans and strategies; contracts and bids; and any business management techniques that are being planned or developed, utilized or executed by Kestra Medical Technologies, Ltd.

1.4

“Conflicting Organization” means any person (including the Participant) or entity, and any parent, subsidiary, partner or affiliate (regardless of their legal form) of any person or entity, that engages in, or is preparing to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Product or in Competitive Research and Support.

1.5

“Invention” means any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, generated, conceived or reduced to practice by the Participant, during or not during work hours, alone or in conjunction with others, while employed by or providing services to the Company related to the business of Kestra Medical Technologies, Ltd. or to any reasonable expansion of such business, or resulting from the Participant’s work or services for Kestra Medical Technologies, Ltd.

1.6

“Kestra Medical Technologies, Ltd.” means Kestra Medical Technologies, Ltd., a Bermuda corporation, and all of its subsidiaries, and their successors and assigns, that exist or may exist during all or any portion of the time this Agreement is in effect.

1.7

“Kestra Medical Technologies, Ltd. Customer” means any customer, client or other business relation who or which the Participant was introduced to, had business contact with or learned Confidential Information regarding during Participant’s employment with Kestra Medical Technologies, Ltd.

1.8

“Kestra Medical Technologies, Ltd. Product” means any goods, products, or product lines (a) that the services the Participant (or persons under the Participant’s management, direction or supervision) performed for Kestra Medical Technologies, Ltd. related to, directly or indirectly, during the last one (1) year in which the Participant was employed by Kestra Medical Technologies, Ltd., including without limitation services in the areas of research, design, development, production, manufacture, marketing, promotion, sales, or business, technical, regulatory or systems research, analysis, planning or support relating to such goods, products, or product lines, or (b) with respect to which the Participant at any time received or otherwise obtained or learned Confidential Information.

1.9

“Restricted Territory” means each country, province, state, city, or other political subdivision in the United States in which Kestra Medical Technologies, Ltd. (i) is engaged in business, or (ii) otherwise distributes, licenses or sells Kestra Medical Technologies, Ltd. Products, in each case while the Participant is employed or engaged by Kestra Medical Technologies, Ltd.

2.

No Right to Employment or Engagement. This Agreement will not be construed to create any association, partnership, joint venture, employee, or agency relationship between the Participant and the Company for any purpose. The parties agree that either party may terminate the Participant’s employment or engagement at any time for any or no reason, with or without notice. This Agreement is ancillary to at-will employment and does not purport to include all of the terms of, or supersede, that relationship.

3.	Training, Confidential Information and Goodwill.

3.1

Goodwill. The Participant acknowledges that Kestra Medical Technologies, Ltd. owns the goodwill in the Participant’s relationships with Kestra Medical Technologies, Ltd. Customers that the Participant maintains or develops in the course and scope of the Participant’s employment by or engagement with Kestra Medical Technologies, Ltd. If the Participant owned goodwill in customer relationships when the Participant commenced employment or engagement with Kestra Medical Technologies, Ltd., the Participant assigns any and all such goodwill to Kestra Medical Technologies, Ltd., and Kestra Medical Technologies, Ltd. shall become the owner of such goodwill.

3.2

The Participant’s Use of Training, Business and Customer Relationships, Goodwill and Confidential Information. Kestra Medical Technologies, Ltd. agrees to provide the Participant with valuable training and to entrust the Participant with such of Kestra Medical Technologies, Ltd.’s valuable business and customer relationships, goodwill and Confidential Information as is necessary for the Participant to discharge the Participant’s duties. The Participant agrees to use such valuable training and to continue to develop such relationships, goodwill and Confidential Information solely and exclusively for Kestra Medical Technologies, Ltd.’s benefit.

3.3

Fiduciary Duties. The Participant agrees that the Participant shall treat all Confidential Information, training, business and customer relationships, and goodwill entrusted to the Participant by Kestra Medical Technologies, Ltd. as a fiduciary, and the Participant accepts and undertakes all of the obligations of a fiduciary, including good faith, trust, confidence and candor, and the Participant agrees to use such training and to maintain, protect and develop Confidential Information, business and customer relationships, and goodwill solely and exclusively for the benefit of Kestra Medical Technologies, Ltd.

3.4

Kestra Medical Technologies, Ltd. Property. All documents, information and property provided to the Participant by Kestra Medical Technologies, Ltd. for use in connection with the Participant’s employment, or created by the Participant in the course and scope of the Participant’s employment by Kestra Medical Technologies, Ltd., are the property of Kestra Medical Technologies, Ltd. and shall be held by the Participant as a fiduciary on behalf of Kestra Medical Technologies, Ltd. Upon termination of the Participant’s employment to or engagement with the Company, the Participant shall return promptly to Kestra Medical Technologies, Ltd., without the requirement of a prior demand by Kestra Medical Technologies, Ltd., all such documents, information and property, together with all copies, recordings, abstracts, notes, reproductions or electronic versions of any kind made from or about the documents and things or the information they contain.

3.5

Nondisclosure. Subject to Sections 7.9 and 7.10, the Participant agrees not to use or disclose any Confidential Information to or for the benefit of anyone other than Kestra Medical Technologies, Ltd., either during or after employment, for as long as the information retains the characteristics described in Section 1.3. This provision is intended to govern any disclosure outside of Kestra Medical Technologies, Ltd.

4.	Restrictions.

4.1

Restrictions on Competition. The Participant agrees that while employed by Kestra Medical Technologies, Ltd., and for [eighteen (18) months][twelve (12) months] after the last day the Participant is employed or engaged by Kestra Medical Technologies, Ltd. (the “Noncompete Period”), the Participant will not, within the Restricted Territory, be employed or engaged by or otherwise perform services for, lend the Participant’s name or assistance to, invest in, manage, or control, a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research and Support.

4.2

Prohibition on Solicitation of Kestra Medical Technologies, Ltd. Participants. The Participant agrees that at all times while employed by Kestra Medical Technologies, Ltd., and for one (1) year thereafter (the “Nonsolicitation Period”), the Participant will not solicit, cause to be solicited, or participate in or promote the solicitation of any person to terminate that person’s employment or engagement with Kestra Medical Technologies, Ltd. or to breach any agreement that person has with Kestra Medical Technologies, Ltd.

4.3

Post-Employment Disclosure. In the event the Participant’s employment or engagement with Kestra Medical Technologies, Ltd. terminates, the Participant agrees that during the term of the restrictions described in Section 4.1, the Participant will promptly inform Kestra Medical Technologies, Ltd. of the identity of any new employer, the job title of the Participant’s new position, and a description of any services to be rendered to that employer. In addition, the Participant agrees to respond within ten (10) days to any written request from Kestra Medical Technologies, Ltd. for further information concerning the Participant’s work activities sufficient to provide Kestra Medical Technologies, Ltd. with assurances that the Participant is not violating any of the obligations the Participant has undertaken in this Agreement.

4.4

Prohibition on Solicitation of Kestra Medical Technologies, Ltd. Customers. The Participant agrees that during the Nonsolicitation Period, the Participant will not solicit, induce, or endeavor to entice away from Kestra Medical Technologies, Ltd., or otherwise enter into business dealings with any Kestra Medical Technologies, Ltd. Customer.

4.5

Non-Disparagement. Subject to Section 7.10, Participant shall not, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated) to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the personal or professional character, reputation or integrity of Kestra Medical Technologies, Ltd., its representatives (including, but not limited to, employees, directors, officers and agents), and its customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services.

5.	Inventions.

5.1	Disclosure. The Participant agrees to promptly disclose to Kestra Medical Technologies, Ltd. in writing all Inventions.

5.2

Ownership, Assignment and Recordkeeping. All Inventions shall be the exclusive property of the Company. The Participant hereby assigns all Inventions to the Company. The Participant agrees to keep accurate, complete and timely records of the Participant’s Inventions, which records shall be the property of the Company. and shall be retained on its premises.

5.3

Cooperation. During and after the termination of the Participant’s employment or engagement, the Participant agrees to give Kestra Medical Technologies, Ltd. all cooperation and assistance necessary to perfect, protect, and use its rights to Inventions. Without limiting the generality of the foregoing, the Participant agrees to sign all documents, take all actions, and supply all information that Kestra Medical Technologies, Ltd. may deem necessary to (a) transfer or record the transfer of the Participant’s entire right, title and interest in Inventions, and (b) enable Kestra Medical Technologies, Ltd. to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

5.4

Attorney-in-Fact. The Participant irrevocably designates and appoints Kestra Medical Technologies, Ltd. and its duly authorized officers and agents as attorney-in-fact to act for and on the Participant’s behalf and stead to execute and file any lawful and necessary documents, and to do all other lawfully permitted acts, required for the assignment of, application for, or prosecution of any United States or foreign application for letters patent, copyright or trademark with the same legal force and effect as if executed by the Participant.

5.5

Waiver. The Participant hereby waives and quitclaims to Kestra Medical Technologies, Ltd. any and all claims, of any nature whatsoever, which the Participant may now have or may hereafter have for infringement of any patent, copyright, or trademark resulting from any Invention.

5.6

Future Patents. Any Invention relating to the business of Kestra Medical Technologies, Ltd. with respect to which the Participant files a patent application within one (1) year following termination of the Participant’s employment shall be presumed to cover Inventions conceived by the Participant during the term of the Participant’s employment or engagement, subject to proof to the contrary by the Participant by good faith, contemporaneous, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment or engagement and without using Confidential Information.

5.7

Release or License. If an Invention does not relate to the existing or reasonably foreseeable business interests of Kestra Medical Technologies, Ltd., Kestra Medical Technologies, Ltd. may, in its sole and unreviewable discretion, release or license the Invention to the Participant upon written request by the Participant. No release or license shall be valid unless in writing signed by Kestra Medical Technologies, Ltd.’s General Counsel.

5.8

Notice. This Agreement does not apply to any Invention for which no equipment, supplies, facility or trade secret information of Kestra Medical Technologies, Ltd. was used and which was developed entirely on the Participant’s own time, and (1) which does not relate (a) directly to the business of Kestra Medical Technologies, Ltd. or (b) to Kestra Medical Technologies, Ltd.’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Participant for Kestra Medical Technologies, Ltd.

5.9

List of Excluded Inventions. Attached hereto as Schedule 1 is a complete list and description of all inventions, patent applications, and patents for inventions conceived prior to becoming a Participant and which Kestra Medical Technologies, Ltd. and the Participant agree are removed from the operation of this Agreement.

6.	Governing Law, Venue and Jurisdiction.

6.1

Place of Agreement. Because Kestra Medical Technologies, Ltd. is a Bermuda corporation, and because it is mutually agreed that it is in the best interests of Kestra Medical Technologies, Ltd. and all of its Participants that a uniform body of law consistently interpreted be applied to the agreements between Kestra Medical Technologies, Ltd. and all of its Participants, this Agreement is deemed entered into in the State of New York between Kestra Medical Technologies, Ltd. and the Participant, and the substantive laws of New York and the exclusive jurisdiction of the courts of New York shall be applicable hereto on the terms and conditions specified below.

6.2

Governing Law. The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of New York. The Participant irrevocably waives the Participant’s right, if any, to have the laws of any state other than the State of New York apply to this Agreement.

6.3

Venue and Personal Jurisdiction. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, shall be exclusively decided by a state court in the State of New York. The Participant irrevocably waives the Participant’s right, if any, to have any disputes between the Participant and Kestra Medical Technologies, Ltd. arising out of or related to this Agreement decided in any jurisdiction or venue other than a state court in the State of New York. The Participant hereby irrevocably consents to the personal jurisdiction of the state courts in the State of New York for the purposes of any action arising out of or related to this Agreement.

6.4

Covenant Not to Sue. The Participant irrevocably covenants not to sue Kestra Medical Technologies, Ltd. in any jurisdiction other than a state court in the State of New York for the purposes of any action arising out of or related to this Agreement. The Participant further agrees not to assist, aid, abet, encourage, be a party to, or participate in the commencement or prosecution of any lawsuit or action by any non-governmental third party arising out of or related to this Agreement in any jurisdiction or venue other than a state court in the State of New York; provided, however, that nothing herein shall prohibit or restrict the Participant from being a witness or otherwise providing evidence in any action pursuant to court order or subpoena.

7.	Other Provisions.

7.1

Obligations Unconditional. The obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or nonperformance of any terms, duties, or obligations not specifically recited in this Agreement. The Participant irrevocably waives the Participant’s right to challenge the enforceability or validity of any portion of this Agreement.

7.2

Waiver. No waiver by Kestra Medical Technologies, Ltd. of any breach of this Agreement by the Participant shall be valid unless contained in a writing signed by the General Counsel of Kestra Medical Technologies, Ltd. or the General Counsel’s designee. Waiver of any breach of this Agreement shall not constitute, or be deemed, a waiver of any other breach of this Agreement.

7.3

Provisions Survive Termination. To the extent that any provisions of this Agreement apply to the time period after, or require performance or enforcement after, termination of the Participant’s employment, all such provisions survive the termination of the Participant’s employment and termination of this Agreement and may be enforced subsequent thereto. Without limiting the generality of the foregoing, Sections 1, 3, 4, 5, 6, and 7.3 each survive termination of the Participant’s employment or engagement and termination of this Agreement.

7.4

Prior Agreements. Except to the extent provided in Section 7.5, all prior agreements, if any, between Kestra Medical Technologies, Ltd. and the Participant relating to any part of the subject matter of this Agreement are superseded and rendered null and void upon execution of this Agreement by the Participant; provided, however, that nothing in this Agreement invalidates, renders null or void, or otherwise affects any term or provision of any Kestra Medical Technologies, Ltd. compensation or benefit plan or any agreements related thereto, or any written term employment agreement, or any other restrictive covenant.

7.5

Application to the Participants Who Are Attorneys. This agreement will not be interpreted or enforced so as to conflict with any applicable attorney Rules of Professional Conduct relating to the right of a lawyer to practice law (as applicable).

7.6

Validity Not Impaired. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions shall not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, any provisions of any prior agreement between the Participant and Kestra Medical Technologies, Ltd. addressing the subject matter of the unenforceable provision shall be deemed to govern the relationship between the Participant and Kestra Medical Technologies, Ltd.

7.7	Transfer or Assignment. Kestra Medical Technologies, Ltd. may freely transfer or assign its rights and obligations pursuant to this Agreement to its affiliates, successors or assigns.

7.8

Tolling. In the event the Participant breaches or violates Sections 4.1, 4.2 or 4.3 hereinabove, the duration of the restrictions contained therein shall be extended by the number of days the Participant remains in breach or violation thereof to the fullest extent permitted by law. This provision may be specifically enforced.

7.9

DTSA Confidentiality Disclaimer. Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the DTSA (Defend Trade Secrets Act of 2016), you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.10

Whistleblower Protection. Nothing in this Agreement or any other agreement with or policy of Kestra Medical Technologies, Ltd. shall prohibit the Participant, or the Participant’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act or the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement; or (c) accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity. In addition, nothing in this Agreement prohibits or restricts the Participant from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation or making other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation.

8.

State Law Considerations. Notwithstanding the foregoing provisions of this Agreement, the provisions set forth in Schedule II hereto shall apply to employees primarily working in the states set forth in Schedule II hereto.

This Agreement becomes binding and effective on Kestra Medical Technologies, Ltd. and the Participant upon signature by the Participant.

Date:

Participant Name (please print)

Participant Signature

SCHEDULE I

List of Inventions

The following is a list of inventions, patent applications, or patents for inventions I conceived prior to becoming a Participant or that do not relate to the business of Kestra Medical Technologies, Ltd. or to any reasonable expansion of such business, or result from my work for Kestra Medical Technologies, Ltd.

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Add and sign additional sheets, if necessary

Date:

Participant Name (please print)

Participant Signature

SCHEDULE II

Certain foregoing provisions in this Agreement are hereby modified in certain states as described in following sections.

Alabama

Section 4.2

For purposes of Section 4.2, the restriction shall be limited to the solicitation, inducement or hire of any person in a position uniquely essential to the management, organization or service of the business of Kestra Medical Technologies, Ltd.

Arizona

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Arkansas

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

California

Section 4.1

The “Noncompete Period” shall be limited to the Participant’s employment or engagement with Kestra Medical Technologies, Ltd.

Section 4.2

The “Nonsolicitation Period” shall be limited to the Participant’s employment or engagement with Kestra Medical Technologies, Ltd.

Section 4.4

The “Nonsolicitation Period” shall be limited to the Participant’s employment or engagement with Kestra Medical Technologies, Ltd.

Section 7.8

Section 7.8 shall be deemed deleted.

Section 7.10

The following language shall be included at the end of Section 7.10: “Nothing in this Section 7.10 or otherwise in this Agreement prohibits or restricts the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful.”

Colorado

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

The post-employment non-competition restrictions set forth in Section 4.1 shall not apply if Participant does not earn more than the annually-determined compensation threshold ($127,091 in 2025).

Section 4.4

The post-employment non-solicitation restrictions set forth in Section 4.4 shall not apply if Participant does not earn more than the annually-determined compensation threshold ($76,254 in 2025).

Section 4.5

The following language shall be included as a new Section 4.5 titled “Acknowledgements”: “In receiving an Award, the Participant gives Kestra Medical Technologies, Ltd. assurance that the Participant has carefully read and considered all of the terms and conditions of this Agreement and the Plan, including the restraints imposed under this Agreement. The Participant acknowledges that Kestra Medical Technologies, Ltd.’s business success and competitive position in the industry are dependent on Kestra Medical Technologies, Ltd.’s exclusive possession of trade secrets. The Participant agrees that the restraints contained in this Agreement are no broader than reasonably necessary for the protection of trade secrets of Kestra Medical Technologies, Ltd., and that each and every one of the restraints is reasonable in respect of subject matter, length of time, and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment or other service relationships during the period in which the Participant is bound by such restraints. The Participant acknowledges that each of these covenants has a unique, very substantial, and immeasurable value to Kestra Medical Technologies, Ltd., and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant acknowledges receipt of a separate notice from Kestra Medical Technologies, Ltd., at least fourteen (14) days before the earlier of the effective date of this Agreement, or the effective date of the grant of any Awards that provide consideration for this Agreement, that identifies this Agreement by name and directs the Participant to the specific sections of this Agreement containing a covenant not to compete, including in Section 4.1.”

Section 6.2.

The following language shall be included at the end of Section 6.2: “Notwithstanding anything to the contrary in Section 6 of this Agreement, if at the time Participant’s cessation or termination of employment with Kestra Medical Technologies, Ltd., Participant primarily resides in and works in Colorado, any dispute regarding the enforceability of Sections 4.1, 4.2, 4.3 or 4.4 shall be resolved in the jurisdiction, and governed, construed and interpreted under the laws, of the State of Colorado, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.”

Section 7.10

The following language shall be included at the end of Section 7.10: “Notwithstanding anything to the contrary set forth in this Agreement, Confidential Information shall not include any information that arises from the Participant’s general training, knowledge skill, or experience (whether gained on the job or otherwise), information that is readily ascertainable to the public (other than as a result of the Participant’s breach of this Plan or any other agreement between the Participant and Kestra Medical Technologies, Ltd.), or information that a worker otherwise has a right to disclose as legally protected conduct. Furthermore, for the avoidance of doubt, any provision in the Plan interpreted by an arbitrator or, if applicable, court of competent jurisdiction to be a “nondisclosure provision” as defined in and under the Colorado Protecting Opportunities and Workers’ Rights Act, Colo. Rev. Stat. § 24-34-407(1)(a) (referred to herein as a “Non-Disclosure Provision”), shall apply equally to the Participant and Kestra Medical Technologies, Ltd.. Nothing in Section 3.5, or otherwise in this Agreement prohibits or restricts the Participant from disclosing the underlying facts about alleged discriminatory or unfair employment practices of Kestra Medical Technologies, Ltd., including the existence and terms of any settlement agreement, to (A) the Participant’s immediate family, religious advisor, medical or mental health provider, legal counsel, financial advisor, or tax preparer, or as required by law, or (B) to any government agency or in response to a subpoena without first having to notify the Company, and in each case, the disclosure of any such underlying facts shall not constitute disparagement. No party hereto that makes a material misrepresentation about the other party may enforce any Non-Disclosure Provision (including under Section 3.5) against such other party, but all remaining terms of this Agreement shall remain enforceable.”

Florida

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Georgia

Section 3.5.

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 4.1

Section 4.1 shall only apply if the Participant: (i) customarily and regularly solicits for Kestra Medical Technologies, Ltd. customers or prospective customers, (ii) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others, (iii) performs duties where the Participant primarily manages a customarily recognized department or subdivision or the enterprise in which the Participant is employed, customarily and regularly directs the work of two or more employees, and has authority to make or influence employment decisions, including hiring, firing, advancement, promotion or other change of status of other employees, or (iv) performs the duties of a key employee or professional.

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Section 4.4

The restrictions set forth in Section 4.4 shall be limited to solicitations of and other prohibited actions solely with respect to Competitive Products.

Section 7.8

Section 7.8 shall be replaced with the following: “In the event of any violation of the provisions of Sections 4.1, 4.2, 4.3 or 4.4 in any material respect (as determined by the Company in good faith within a reasonable period of time upon becoming aware of such violation), the Participant acknowledges and agrees that to the fullest extent permitted by applicable law, the post-termination restrictions contained in Sections 4.1, 4.2, 4.3 or 4.4 shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the applicable restricted period and provided that the Company is successful on the merits in any such litigation.”

Idaho

Section 1.9

The definition of “Restricted Territory” shall be limited to those jurisdictions in which the Participant had a material business presence or influence, or customer relationships, during their employment or service with Kestra Medical Technologies, Ltd.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.” The post-employment portion of the Restrictive Covenant Period shall apply only if Participant is a “key employee,” which means any employee or independent contractor who (i) has, by reason of the Partnership Group’s investment of time, money, trust, exposure to the public or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment or service, gained a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the Partnership Group and, as a result, has the ability to harm or threaten the Partnership Group’s legitimate business interests, and/or (ii) is among the highest paid five percent (5%) of the Partnership Group’s employees and independent contractors.”

Illinois

Section 1.9

The definition of “Restricted Territory” shall be limited to those jurisdictions in which the Participant had a material business presence or influence, or customer relationships, during their employment or service with Kestra Medical Technologies, Ltd.

Section 3.5.

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

The post-employment non-competition restrictions set forth in Section 4.1 shall not apply if Participant does not earn more than the statutory threshold ($75,000 in 2025).

Section 4.4

The post-employment non-solicitation restrictions set forth in Section 4.4 shall not apply if Participant does not earn more than the statutory threshold ($45,000 in 2025).

Section 4.5

The following language shall be included as a new Section 4.5 titled “Acknowledgements”: “The Participant acknowledges that (i) the noncompetition provisions in Section 4.1 are supported by mutually agreed upon, fair, reasonable, valid, and sufficient consideration, which is independent of the Participant’s employment and/or service with Kestra Medical Technologies, Inc, including the grant of any award of stock options to the Participant pursuant to this Agreement, and (ii) the Participant has been advised of the Participant’s right to consult with counsel prior to agreeing to be bound by the restrictive covenants set forth in this Agreement. The Participant acknowledges and agrees that the Participant has had at least 14 calendar days to review the restrictive covenants set forth in this Agreement, including in Section 4.1.”

Indiana

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Section 4.2

The restrictions contained in Section 4.2 apply only to individual service providers of Kestra Medical Technologies, Ltd. who have access to or possesses any knowledge or Confidential Information that would give an unfair advantage to a competitor that engages in competition with Kestra Medical Technologies, Ltd.’s business.

Louisiana

Section 1.9

The definition of “Restricted Territory” shall be replaced with the following: “the following parishes and municipalities and only for so long as Kestra Medical Technologies, Ltd. carries on the business in such parishes and municipalities: Acadia, Allen, Ascension, Assumption,

Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John The Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.”

Section 4.4

The restrictions contained in Section 4.4 shall only apply within the Restricted Territory.

Section 7.8

Section 7.8 shall be deemed deleted.

Maryland

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Massachusetts

Section 1.9.

The following shall replace the definition of “Restricted Territory”: “each country, province, state, city, or other political subdivision in the United States in which Kestra Medical Technologies, Ltd. (i) is engaged in business, or (ii) otherwise distributes, licenses or sells Kestra Medical Technologies, Ltd. Products, in each case while the Participant is employed or engaged by Kestra Medical Technologies, Ltd., and in each case, in which the Participant provided services or had a material presence or influence during the last two (2) years of his or her employment with Kestra Medical Technologies, Ltd.”

Section 4.1

Section 4.1 shall be replaced with the following: “The Participant agrees that while employed by Kestra Medical Technologies, Ltd., and for twelve (12) months after the last day the Participant is employed or engaged by Kestra Medical Technologies, Ltd., or, to the extent the Participant breaches a fiduciary duty owed to Kestra Medical Technologies, Ltd. or commits an unlawful taking of Kestra Medical Technologies, Ltd. Property, the twenty-four (24) months period thereafter (the “Noncompete Period”) the Participant will not, within the Restricted Territory, be employed or engaged by or otherwise perform services for, lend the Participant’s name or assistance to, invest in, manage, or control, a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research and Support, in each case, in any capacity in which the Participant would provide the same or similar services that the Participant provided to Kestra Medical Technologies, Ltd. during the last two (2) years of the Participant’s employment with Kestra Medical Technologies, Ltd. Notwithstanding anything to the contrary in this Section 4.1, the post-termination portion of the Noncompetition Period shall not apply if Kestra Medical Technologies, Ltd. terminates the employment of the Participant without Cause or because of a layoff. For this purpose, “Cause” means, in addition to “Cause” as defined in the Plan or any other agreement between Participant and Kestra Medical Technologies, Ltd., a reasonable and good faith basis for Kestra Medical Technologies, Ltd. to be dissatisfied with the Participant’s job performance, conduct, or behavior.”

Section 4.5

The following language shall be included as a new Section 4.5 titled “Acknowledgements”: “The Participant acknowledges that the restrictions contained in this Section 4 are supported by mutually agreed upon, fair, reasonable, valid, and sufficient consideration, which is independent of the Participant’s continued employment with or service to Kestra Medical Technologies, Ltd., including, without limitation the grant of any Award(s) to the Participant pursuant to the Plan and the Stock Option Agreement. The Participant has been advised of the Participant’s right to consult with counsel prior to agreeing to be bound by this Agreement, and the Participant acknowledges that the Participant has had the opportunity to review Section 4.1 and the other restrictive covenants set forth in this Agreement for at least ten (10) business days prior to agreeing to be bound by the provisions herein.”

Section 6.2

The following language shall be included at the end of Section 6.2: “Notwithstanding any provision in Section 6 to the contrary, the provisions of Section 4 shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice- or conflict-of-laws provision or rule that would cause the application of the laws of any other jurisdiction to apply to Section 4, and any suit, action, or proceeding brought by or against the Participant in connection with the enforcement of Section 4 shall be brought in Suffolk County, Massachusetts, and the superior court or the business litigation session of the superior court shall have jurisdiction to adjudicate such dispute. Any judgment with respect to a proceeding entered by the courts contemplated by this Section 6.2 will be enforceable in any other court of competent jurisdiction. For the avoidance of doubt, all other provisions of the Plan aside from Section 4 remain subject to the Governing Law, Venue, and Jurisdiction provisions set forth in this Section 6.”

Michigan

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Minnesota

Section 4.1

The “Noncompete Period” shall be limited to the Participant’s employment or engagement with Kestra Medical Technologies, Ltd.

Missouri

Section 4.1

The “Noncompete Period” shall be the period of the Participant’s employment or engagement with Kestra Medical Technologies, Ltd. and twelve (12) months following the Participant’s termination of employment or service for any reason.

Section 4.2

Section 4.2 shall be deemed deleted if the Participant’s services to Kestra Medical Technologies, Ltd. are limited to secretarial or clerical services.

Montana

Section 4.1

The “Noncompete Period” shall be limited to the Participant’s employment or engagement with Kestra Medical Technologies, Ltd.

New Jersey

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 7.10

The following language shall be included at the end of Section 7.10: “Nothing in this Agreement shall prevent the Participant from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through Kestra Medical Technologies, Ltd., or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by the Participant.”

New York

Section 5.8

The following shall replace Section 5.8: “The Participant understands that in accordance with N.Y. Lab. Law § 203-f, any provision in this Agreement which provides that the Participant shall assign, or offer to assign, any of the Participant’s rights in an invention to Kestra Medical Technologies, Ltd. shall not apply to an invention that the Participant developed entirely on his or her own time without using Kestra Medical Technologies, Ltd.’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to Kestra Medical Technologies, Ltd.’s business, or actual or demonstrably anticipated research or development of the Company Group; or (b) result from any work performed by the Participant for the Kestra Medical Technologies, Ltd.. All Inventions that fall within the scope of N.Y. Lab. Law § 203-f shall be excluded from the assignment in Section5.”

Section 7.10.

The following language shall be included at the end of Section 7.10: “Nothing in this Agreement shall prevent the Participant from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through Kestra Medical Technologies, Ltd., or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, the attorney general, a local commission on human rights or an attorney retained by the Participant.”

Nevada

Section 4.1

The following sentence shall be included at the end of Section 4.1: “Notwithstanding the foregoing, this Section 4.1 and Section 4.4 shall not restrict the Participant from providing a service to a former customer if: (i) the Participant did not solicit such customer; (ii) the former customer voluntarily chose to leave and seek services from the Participant; and (iii) the Participant is otherwise complying with the limitations set forth in Section 4.1 regarding time, geographic area, and scope of the restrained activity, other than any limitation on providing services to a former customer who seeks the services of the Participant without any contact instigated by the Participant. Notwithstanding anything in this Agreement to the contrary, if the Participant’s employment is terminated as a result of a reduction of force, reorganization or similar restructuring of the Kestra Medical Technologies, Ltd., the post-employment restrictions contemplated by this Section 4.1 shall only apply during the period in which Kestra Medical Technologies, Ltd. is paying the Participant’s salary, benefits or equivalent compensation, including, without limitation, severance pay to the extent required by applicable law.

North Carolina

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Oklahoma

Section 4.1

Section 4.1 shall be deemed deleted.

Section 4.4

Section 4.4 shall be replaced with the following: “Except as otherwise provided in this Agreement, the Participant agrees that, during the Nonsolicitation Period, the Participant shall not, on the Participant’s own behalf or on behalf of any other person or entity (other than Kestra Medical Technologies, Ltd.), directly solicit the sale of goods, services, or a combination of goods and services from the established customers of Kestra Medical Technologies, Ltd.”

Oregon

Section 4.1

The “Noncompete Period” shall be limited to the Participant’s employment or engagement with Kestra Medical Technologies, Ltd. and for a period of twelve (12) months following Participant’s termination of employment or service for any reason.

The post-employment non-competition restrictions set forth in Section 4.1 shall not apply if Participant does not earn more than the annually-determined compensation threshold ($116,427 in 2025).

Section 7.10

The following language shall be included at the end of Section 7.10: “Nothing in this Agreement shall prevent the Participant from disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through Kestra Medical Technologies, Ltd., or off the employment premises.”

Pennsylvania

Section 1.9

The definition of “Restricted Territory” shall be limited to those jurisdictions in which the Participant had a material business presence or influence, or customer relationships, during their employment or service with Kestra Medical Technologies, Ltd.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

South Carolina

Section 3.5

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Texas

Section 1.9

The definition of “Restricted Territory” shall be limited to those jurisdictions in which the Participant had a material business presence or influence, or customer relationships, during their employment or service with Kestra Medical Technologies, Ltd.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Section 4.2

The restrictions set forth in Section 4.2 shall only apply to those employees of Kestra Medical Technologies, Ltd. with whom the Participant had contact during the Participant’s employment with or service to Kestra Medical Technologies, Ltd. or who otherwise worked in the same department as the Participant.

Utah

Section 4.1

The “Noncompete Period” shall be limited to during Participant’s period of employment or service with Kestra Medical Technologies, Ltd. and for a period of twelve (12) months following the Participant’s termination of employment or service for any reason.

Virginia

Section 3.5.

The nondisclosure restriction set forth in Section 3.5 shall be limited to the period of the Participant’s employment and/or service with Kestra Medical Technologies, Ltd., and for five (5) years thereafter, or if longer, for such duration that the information qualifies as a trade secret under applicable law.

Section 4.1

The following language shall be included at the end of Section 4.1: “Notwithstanding the foregoing, nothing in Section 4.1 shall prohibit the Participant from being employed or engaged by any person in a non-executive role that does not have responsibility for, or require performance of, any of the same or similar functions, duties or activities that the Participant performed or had oversight for on behalf of Kestra Medical Technologies, Ltd.”

Section 4.4

The following sentence shall be included at the end of Section 4.4: “Notwithstanding the foregoing, this Section 4.4 shall not restrict the Participant from providing a service to a former customer if: (i) the Participant did not solicit such customer; (ii) the former customer voluntarily chose to leave and seek services from the Participant; and (iii) the Participant is otherwise complying with the limitations set forth in Section 4.1 regarding time, geographic area, and scope of the restrained activity, other than any limitation on providing services to a former customer who seeks the services of the Participant without any contact instigated by the Participant.”

Section 7.10.

The following language shall be included at the end of Section 7.10: “Nothing in this Agreement shall prevent the Participant from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through Kestra Medical Technologies, Ltd., or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, the attorney general, a local commission on human rights or an attorney retained by the Participant.”

Washington

Section 4.1

If the Participant’s employment and/or service with Kestra Medical Technologies, Ltd. is terminated as the result of a layoff, in exchange for the Participant’s obligations in Section 4.1, to the extent required by applicable law to enforce such section, Kestra Medical Technologies, Ltd. may elect to provide the Participant with a payment equivalent to the Participant’s base salary at the time of termination for the duration of the Noncompete Period, minus any compensation earned by the Participant through later employment during the Noncompete Period. The Participant acknowledges and agrees that the Participant is executing this Agreement knowingly and voluntarily. Further, the Participant acknowledges and agrees that the terms of this Agreement, including each of the restrictive covenants contained in Section 4.1 hereof, were disclosed in writing to the Participant prior to the date the Participant executed this Agreement.

Section 7.10

The following language shall be included at the end of Section 7.10: “Nothing in this Agreement shall prevent the Participant from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through Kestra Medical Technologies, Ltd., or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by the Participant.”

COLORADO ADDENDUM TO KESTRA MEDICAL TECHNOLOGIES, LTD.

2025 OMNIBUS INCENTIVE PLAN

By signing below, the parties acknowledge and agree that this Kestra Medical Technologies, Ltd. 2025 Omnibus Incentive Plan, including the terms set forth in Section 3 therein, is compliant with the Colorado Protecting Opportunities and Workers’ Rights Act, specifically, Colo. Rev. Stat. § 24-34-407(1).

IN WITNESS WHEREOF, the parties have executed this Addendum on the below-indicated dates.

[Participant]	Date

SCHEDULE III

COLORADO NOTICE OF RESTRICTIVE COVENANTS

This notice is to advise Participant that, contemporaneously with this notice, Participant is being provided with the Kestra Medical Technologies, Ltd. 2025 Omnibus Incentive Plan, as amended from time to time (the “Plan”), which includes restrictive covenants that could restrict Participant’s options for subsequent employment or engagement following Participant’s employment or engagement with Kestra Medical Technologies, Ltd. (the “Company”), in that Participant will be prohibited from the following:

1)	Competing with the business of the Company in the specified territory, as specified in the section of the Plan titled “Restrictions on Competition”;

2)	Soliciting, calling upon or otherwise interfering with customers, as specified in the section of the Plan titled “Prohibition on Solicitation of Kestra Medical Technologies, Ltd. Customers”; and

3)	Soliciting, recruiting or hiring employees, as specified in the section of the Plan titled “Prohibition on Solicitation of Kestra Medical Technologies, Ltd. Participants”.

Participant acknowledges and agrees that Participant is entering into the Plan, including the section of the Plan titled “Post-Employment Restrictions”, knowingly, freely and voluntarily after an opportunity to consult with counsel of Participant’s choosing.

Participant acknowledges and agrees that Participant has had at least 14 calendar days to review the restrictive covenants set forth in the Plan.

IN WITNESS WHEREOF, the Participant has executed this notice on the below-indicated date.

[Participant]	Date